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                                                                   Exhibit 10.8





                             MANAGEMENT AGREEMENT



                                   BETWEEN


                        FRIENDLY ICE CREAM CORPORATION
                               1855 Boston Road
                       Wilbraham, Massachusetts   01095


                                     AND


                          FRIENDCO RESTAURANTS, INC.
                            1657 Crofton Boulevard
                          Crofton, Maryland   21114





                                    DATED

                              July_____, 1997







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                                  TABLE OF CONTENTS

         Section                                  Page
         -------                                  -----

    1.   Defined Terms                              1

    2.   Scope                                      4

    3.   Term                                       4

    4.   Authority to Act                           5

    5.   Compensation                               5

    6.   Restaurant Capital Requirements            6

    7.   Non-Solicitation                           6

    8.   Termination                                7

    9.   Indemnification                            8

    10.  Breach; Notice and Right to Cure           9

    11.  Reporting of Sales                         9

    12.  Assignment                                 9

    13.  Conflict of Interest                       10

    14.  Choice of Law; Arbitration of Disputes     10

    15.  Insurance                                  10

    16.  Notices                                    11

    17.  General Provisions                         12


    EXHIBITS:
    Exhibit A:    List of Managed Restaurants
    Exhibit B:    Arbitration Program

                                MANAGEMENT  AGREEMENT



    This Management Agreement is made and dated this _____day of_____, 1997, by and between Friendly Ice Cream Corporation, a Massachusetts Corporation with its principal location at 1855 Boston Road, Wilbraham, Massachusetts, 01095 (hereinafter "FICC"), and FriendCo Restaurants, Inc., a Maryland Corporation with its principal location at 1657 Crofton Boulevard, Crofton, Maryland, 21114 (hereinafter "FriendCo").

    1.   DEFINED TERMS

         a. "Definitive Agreement" shall mean all documents executed between FriendCo, FICC and Friendly's Restaurants, Franchise, Inc. relating to the acquisition by FriendCo of the right to lease and operate thirty-four
(34) Friendly's Restaurants and to construct an additional seventy-four (74) Friendly's Restaurants.

         b. "Dispute" shall mean any claim of breach, action to enforce, material disagreement in interpretation, or legal proceeding involving or arising out of this Agreement.

         c. "Exclusive Territory" shall mean the territory in the States of Delaware and Maryland, the District of Columbia, and such portion of Northern

Virginia as is assigned to FriendCo in the Definitive Agreement wherein FriendCo has the exclusive right to construct and to operate Friendly's Restaurants.

         d. "Net Sales" shall mean all sales of all food, beverage, other menu items, merchandise, and goods and other services sold or performed by or for you or the Restaurant, in, upon, or from the Premises, or through or by means of the business conducted at the Restaurant or the Premises, whether for cash or credit. Sales and service taxes collected from customers and paid to the appropriate taxing authority, all management or employee meals, and sale of cigars, cigarettes and newspapers as well as income from pay telephones shall not be included in Net Sales. The discounted portion of on menu prices whether by way of coupons, promotions or otherwise shall not be included in Net Sales.

         e. "Restaurant Capital Requirements" shall mean any replacement, improvement or addition of equipment, fixtures or improvements which, in accordance with generally accepted accounting principles would be treated as a capitalized cost rather than an expense.

         f. "Restaurant Cash Flow" shall mean Net Sales less (i) restaurant cost of food and merchandise, (ii) restaurant labor including all restaurant employee wages, sick, holiday and vacation pay and in-restaurant cleaning services, (iii) restaurant fringes including payroll taxes, group and workers' compensation insurance and pension, (iv) restaurant supplies including china, glassware, utensils, cleaning supplies, uniforms, and paper & plastic supplies, (v) restaurant utilities including electricity, allocated Friendly Ice Cream energy management fees, natural gas, telephone and water and sewer, (vi) restaurant maintenance costs including landscaping, snow removal, maintenance service contracts and repairs to property and equipment that would not be considered a Restaurant Capital Requirement, (vii) restaurant administrative costs including office expense, trash, other services (rug cleaning services, music, etc.) allocated property and general liability insurance, employee relocation expense, travel costs, credit card expenses, bank service charges, commission income, safety program costs, police and security costs, use taxes and other miscellaneous restaurant expenses, (viii) restaurant advertising and promotional costs including allocated advertising costs, local restaurant promotions (team sponsorships, etc.), required lease advertising, specific billboard costs and mall displays and (ix) restaurant occupancy costs including rent, common area maintenance, real estate and personal taxes and decorating expenses.

    Restaurant Cash Flow specifically excludes (i) restaurant depreciation, amortization, interest or taxes, (ii) any allocation of costs except for insurance, pension, energy management, maintenance contracts and advertising and (iii) costs relating to the supervision of the restaurants by district, division, area and corporate personnel.

    2.   SCOPE

         Upon execution of this Agreement, FICC grants to FriendCo the exclusive right to manage the Friendly's Restaurants identified on Exhibit A, attached hereto, for the duration of the Term, unless this Agreement is terminated by either party as of some earlier date.

    3.   TERM

         This Agreement shall be in effect for one (1) year from the date first written above, unless terminated by either party in accordance with Paragraph 8, infra. At the option of FICC, this Agreement may be extended for two (2) successive six (6) month periods, as long as all payments due hereunder are current and timely made. Thereafter, the parties agree to negotiate in good faith concerning any further extensions hereof.

    4.   AUTHORITY TO ACT

    For each managed restaurant, FriendCo and its management employees shall have the authority to approve hiring, discipline, and termination of all crew (i.e. waiter/waitress, host/hostess, Guest Service Supervisor, grill worker, fountain worker, and dish washers) providing all FICC policies and procedures are followed. Failure by FriendCo to adhere to FICC's policies and procedures in performing the foregoing functions shall obligate FriendCo to indemnify FICC (pursuant to Section 9 of this Agreement) from any liabilities caused therefrom. FriendCo shall have the right to seek guidance from FICC on a case-by-case basis to interpret FICC's policies and procedures as applied to case specific situations. FriendCo will have authority to schedule and assign employee jobs as well as schedule deliveries of milk, bread and produce. FriendCo will also have authority to perform routine restaurant maintenance and such other incidences of routine
restaurant operations.   FriendCo and its management employees will not have
authority to alter any other secondary restaurant management position (i.e. general managers or assistant managers) without FICC approval as well as contract for or approve any extraordinary expenses, hire consultants or arrange for or approve capital expenditures without the prior express written consent of FICC.

    5.   COMPENSATION

         For each fiscal month or partial fiscal month during the Term for which this Agreement is in effect, FICC shall pay to FriendCo a management fee equal to four percent (4%) of the Net Sales for each managed restaurant prorated for such days the restaurant was open. This management fee shall be paid on or before the 20th day following the end of such month or partial month.

    In addition to the management fee, FICC shall pay FriendCo an operations improvement fee in an amount equal to fifteen percent (15%) of the improvement in Restaurant Cash Flow ("RCF") which will be calculated based upon one of two ways:

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    (1)FriendCo manages for a full year -- to the anniversary date of this agreement; operations improvement is calculated based on aggregate RCF for the twelve (12) month period of FriendCo's oversight less aggregate RCF for prior twelve (12) month corresponding period;

    (2)FriendCo manages less than a full year (i.e., to a termination date for the Agreement); operations improvement is calculated based on aggregate RCF corresponding partial period of the prior year (in whole months).

    This operations improvement fee will be paid on or before the 45th day following the end of the measurement period.

    6.   RESTAURANT  CAPITAL REQUIREMENTS

         Any Restaurant Capital Requirements shall be determined on a monthly basis by mutual agreement between FICC and FriendCo. All agreed upon Restaurant Capital Requirements shall be the sole responsibility of FICC, and FICC agrees to reimburse FriendCo for any expenditures made by FriendCo for any approved Restaurant Capital Requirements.

    7.   NON-SOLICITATION

         During the Term of this Agreement, and for a period of six (6) months following the termination of this Agreement, FriendCo and its affiliates agree that they shall not solicit for employment, offer to employ or employ any employees of FICC employed at any managed restaurant without the express written consent of FICC. FriendCo agrees that, in addition to other remedies, FICC may seek an injunction in a court of competent jurisdiction to enforce this provision.

         During the term of this Agreement and for a period of six (6) months following the termination of this Agreement, FICC agrees that it shall not solicit for employment, offer to employ or employ any employees of FriendCo or its affiliates without the express written consent of FriendCo. FICA agrees that, in addition to other remedies, FriendCo may seek an injunction to a court of competent jurisdiction to enforce this provision.

    8.   TERMINATION

         a. This Agreement may be terminated by FICC without cause, with such termination effective upon the ninetieth (90th) day following the receipt of a written notice of termination.

         b. Termination for failure of payment or abandonment of any restaurant shall be effective upon the tenth (10th) day following the receipt of a written notice of Termination for Cause issued by either party.

         c. The termination of this Agreement pursuant to Subparagraph a., supra, shall operate to release both parties from any claims for lost business opportunities, lost future economic benefit, interference with existing or future contractual relations or trade disparagement, as well as from any claims for consequential damages arising from such termination.

         d. The termination of this Agreement pursuant to either Subparagraph a. or Subparagraph b. shall not operate to release either party from any obligation arising under this Agreement.

    9.   INDEMNIFICATION

         FICC and FriendCo shall indemnify, defend and hold each other harmless from claims, demands and causes of action asserted against the indemnitee by any person (including, without limitation, FICC's and FriendCo's employees) for personal injury, death, or loss of or damage to property resulting from the indemnitor's active or passive negligence or willful misconduct. Where such personal injury, death, or loss of or damage to property is the result of joint active or passive negligence or willful misconduct of FICC and FriendCo, the indemnitor's duty of indemnification shall be in proportion to its allocable share of joint active or passive negligence or willful misconduct. If FICC is strictly liable under law, FriendCo's duty of indemnification shall be in the same proportion that the negligent acts or omissions or willful acts of FriendCo contributed to the personal injury, death, or loss of or damage to property for which FICC is strictly liable. If FriendCo is strictly liable under law, FICC's duty of indemnification shall be in the same proportion that the negligent acts or omissions or willful acts of FICC contributed to the personal injury, death, or loss of or damage to property for which FriendCo is strictly liable.

    10.  BREACH; NOTICE AND RIGHT TO CURE

         For any claim of breach of this Agreement to be effective, the breaching party must be sent written notice detailing the particulars of the breach and provided not less than ten (10) days in which to cure the claim of breach or to dispute such claim. For any claim of breach which does not create grounds for a Termination for Cause, the breaching party may cure the breach within such ten (10) day period, or, if such breach is not capable of being cured within such ten (10) day period, the breaching party must commence its efforts to cure the breach within such ten (10) day period and thereafter must diligently pursue such cure.

    11.  REPORTING  OF SALES

         FICC shall provide FriendCo with a complete report of monthly sales and a unit level profit and loss statement within ten (10) days of the close of each financial reporting period.

    12.  ASSIGNMENT

         Neither party to this Agreement can assign its interest herein (other than to an affiliate or subsidiary) without the prior written consent of the other party, and the granting of such consent is at the sole discretion of the granting party.

    13.  CONFLICT OF INTEREST

         FICC and FriendCo will exercise utmost care and diligence in the application of reasonable business practices, to prevent any actions or conditions which could result in a conflict with the other's best interest.

    14.  CHOICE OF LAW; ARBITRATION OF DISPUTES

         This Agreement shall be governed and interpreted in accordance with the substantive laws (but not the choice of law provisions) of the State of Delaware. No party to this Agreement may bring or maintain an action against, or which includes, another party to this Agreement except in the federal or state courts located in the State of Delaware. All parties to this Agreement expressly waive any defense of lack of jurisdiction or improper venue to any action brought in the State of Delaware.

         For any action or Dispute arising under this Agreement, the parties expressly agree that the sole forum shall be in arbitration before the American Arbitration Association pursuant to the terms of the Arbitration Program attached hereto as Exhibit B. Add attorneys fees/cost to prevailing party.

    15.  INSURANCE

         During the term of this Agreement, and for a period of one (1) year following the termination of this Agreement, FICC agrees to maintain in effect such policies of commercial general liability, workers compensation, unemployment, property and hazard insurance as are commercially reasonable and necessary to fulfill each of its obligations under Paragraph 11, supra; and to provide FriendCo with certificates of insurance naming FriendCo as an additional insured on such policies.

    16.  NOTICES

To F.I.C.C.:

Friendly Ice Cream Corporation
1855 Boston Road
Wilbraham, Massachusetts   01095

Attention:  Donald N. Smith
           Chairman and President

Facsimile No.:  (413)543-3282

with a copy to:

Aaron B. Parker
Associate General Counsel
Friendly Ice Cream Corporation
1855 Boston Road
Wilbraham, Massachusetts   01095

Facsimile No.:  (413)543-3282


To  FriendCo:

FriendCo Restaurants, Inc.
1657 Crofton Boulevard
Crofton, Maryland   21114

Attention:  Ronald D. Kirstien
         Chairman, President and CEO

Facsimile No.:  (410)793-0754
with a copy to:

David J. Norman
Mason, Ketterman & Morgan, P.A.
1657 Crofton Boulevard
Suite 100
Crofton, Maryland   21114

Facsimile No.:  (410)793-0522



    17.  GENERAL PROVISIONS

         a. Modifications. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future unless such change, modification or waiver shall be in writing and signed by all of the parties hereto.

         b. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties, their transferees, successors and assigns.

         c. Entire Agreement. This Agreement represents the entire and integrated agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, oral and written, relating to the subject matter hereof.

         d. Exhibits. All exhibits which are referenced herein and attached hereto are incorporated herein by reference.

         e. Severability. In the event any provision of this Agreement is held to be unenforceable or invalid, such finding of unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement.

         f. Continuing Obligations. Each indemnity provided for herein shall survive the termination of this Agreement for any reason whatsoever and each covenant which provides for or permits performance hereunder after termination or by its nature requires performance after termination shall survive the termination of this Agreement.

    g. Audit. Either party, at its expense, shall have the right to audit the other's books and records relating to any managed restaurant from time-to-time, limited, however, to two (2) times during the Term of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and date first written above.

ATTEST:                                FRIENDLY ICE CREAM CORPORATION



By:___________________________        By:


Name:_________________________        Name:


Title:________________________        Title:

ATTEST:             FRIENDCO RESTAURANTS, INC.



By:___________________________         By:


Name:_________________________         Name:


Title:________________________         Title:

                                 E  X  H I B I T    A


                      Management Agreement Properties (14 Total)



No.    Rest. No.   City                Address                            State

1        0384      Baltimore           6901 Security Boulevard            MD
2        0780      Cockeysville        240 Hunt Valley                    MD
3        0880      Randallstown        9428 - 30 Liberty Road             MD
4        0905      Laurel              14750 Baltimore Washington Blvd.   MD
5        0919      Gaithersburg        701 Russell Avenue                 MD
6        0929      Fredericksburg      280 Spotsylvania Mall              VA
7        0939      Waldorf             2850 Crain Highway                 MD
8        0956      Manassas            8891 Centerville Road              VA
9        0972      Alexandria          6550-A Little River Turnpike       VA
10       1013      Columbia            8660 Guilford Road                 MD
11       1028      Glen Burnie         7900 Ritchie Highway               MD
12       0393      Wilmington          Concord Mall                       DE
13       0452      Towson              825 Dulaney Valley Road            MD
14       0835      Woodbridge          14510 Jefferson Davis Highway      VA